UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

LATTICE SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2008

TO OUR STOCKHOLDERS:

You are cordially invited to attend the annual meeting of the stockholders of Lattice Semiconductor Corporation, which will be held on Tuesday, May 6, 2008, at 1:30 p.m., at our corporate headquarters, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the meeting. Included with the Proxy Statement is a copy of our 2007 Annual Report to Stockholders on Form 10-K for the fiscal year ended December 29, 2007. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets, and products. Also included is a proxy card for you to record your vote and a return envelope for your proxy card. Returning the proxy card will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your shares by signing and dating the enclosed proxy card and returning it in the envelope provided.

Sincerely,

Stephen A. Skaggs

President and Chief Executive Officer

Whether or not you plan to attend the meeting, please vote your shares by signing and dating the enclosed proxy card and returning it in the envelope provided. If you receive more than one proxy card because you own shares that are registered differently, then please vote all of your shares shown on all of your proxy cards following instructions listed on each of the individual proxy cards. Thank you.

5555 NE Moore Court

Hillsboro, Oregon 97124-6421

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2008

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Lattice Semiconductor Corporation will be held at our corporate headquarters, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, on Tuesday, May 6, 2008, at 1:30 p.m., Pacific Time, for the following purposes:

1.	To elect two Class I directors, for a term of three years;

2.	To consider a stockholder proposal concerning declassification of the board of directors;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 25, 2008, are entitled to vote at the meeting or any adjournment thereof. More information about these business items is described in the enclosed proxy statement. Any of the above matters may be considered at the annual meeting at the date and time specified above or at an adjournment or postponement of such meeting.

All stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please promptly sign and return the accompanying proxy card in the enclosed return envelope. Any stockholder of record entitled to vote at the meeting may vote in person at the meeting even if he or she has returned a proxy.

By Order of the Board of Directors

Martin R. Baker Secretary

Hillsboro, Oregon

April 11, 2008

5555 NE MOORE COURT

HILLSBORO, OREGON 97124-6421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our board of directors is soliciting proxies to be used at the 2008 annual meeting of stockholders to be held at our corporate headquarters and principal executive offices, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421 on Tuesday, May 6, 2008, at 1:30 p.m., Pacific Time, or at any adjournment thereof.

This proxy statement, the accompanying proxy card and our Annual Report on Form 10-K were mailed on or about April 11, 2008, to all stockholders entitled to vote at the meeting.

Purpose of Annual Meeting

The purpose of this annual meeting is:

1.	To elect Patrick S. Jones and W. Richard Marz as Class I directors of the Company for a term of three years;

2.	To consider a stockholder proposal concerning declassification of the board of directors; and

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

The board of directors recommends that stockholders vote “FOR” the election of Patrick S. Jones and W. Richard Marz as Class I directors of the Company and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009. The board of directors has not taken a position either in favor of or opposed to the stockholder proposal concerning declassification of the board of directors.

Who Can Vote

Record holders of common stock at the close of business on March 25, 2008, may vote at the meeting. On March 25, 2008, there were 115,157,110 shares of common stock outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. The common stock does not have cumulative voting rights.

How To Vote

Stockholders may vote their shares in person by attending the annual meeting. Stockholders may also vote by mail by signing, dating and mailing the enclosed proxy card. The proxy holders will vote your shares in accordance with the instructions on your proxy card. Stockholders who hold their shares through a bank or broker should vote their shares in the manner prescribed by the bank or broker. If you do not specify how to vote your shares on your proxy card, we will (i) vote them for each of the nominees for director named herein, (ii) abstain from voting on the stockholder proposal concerning declassification of the board of directors, (iii) vote them for ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2008, and (iv) vote them in accordance with the recommendations of our board of directors, or, if no recommendation is given, in the discretion of the proxy holders, on any other business that may properly come before the meeting or any adjournment or adjournments thereof.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	sending a written notice of revocation to the Secretary of Lattice Semiconductor Corporation (the “Company”);

•	submitting a properly signed proxy with a later date; or

•	voting in person at the meeting.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of common stock issued and outstanding on March 25, 2008, the record date for the annual meeting, present in person at the meeting or represented at the meeting by proxy, will constitute a quorum. Shares that are voted “FOR”, “AGAINST”, “ABSTAIN”, or “WITHHELD” from a proposal are treated as being present at the meeting for purposes of establishing a quorum.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as shares present at the meeting for purposes of determining whether a quorum exists and have the effect of a vote against any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting; however, broker non-votes are not deemed to be votes cast. As a result, broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes against the proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. Classes consist of two or three directors. Pursuant to action by the nominating and governance committee of the board of directors, the Company will be nominating two Class I directors, named below, at the meeting to serve three-year terms ending in 2011. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for the nominee, we will vote your shares for that other person.

The following table briefly describes the nominees for director and the directors whose terms will continue. Except as otherwise noted, each has served in his principal occupation for at least five years. There are no family relationships among any of our directors or officers.

Nominees	Age	Principal Occupation and Other Directorships	Director Since	Current Term Expires	Class
Patrick S. Jones	63	Private investor since 2001; former Chief Financial Officer of Gemplus SA until April 2001; member of Board of Directors of Genesys SA., Openwave Systems Inc. and Novell, Inc.	2005	2008	I

W. Richard Marz	64	President of MMW group, a technology consulting firm, since 2006; former Executive Vice President, Strategic Marketing of LSI Corp. until 2006; member of Board of Directors of Perceptron Inc.	2007	2008	I

Continuing Directors

Daniel S. Hauer	71	Business consultant since November 1998; Chairman of the Board of Epson Electronics America until November 1998.	1987	2009	II

Balaji Krishnamurthy	54	President of LogiStyle since September 2005; former Chairman, President and Chief Executive Officer of Planar Systems, Inc. until September 2005.	2005	2009	II

David E. Coreson	61	Former Senior Vice President of Tektronix, Inc. until June 2004.	2005	2010	III

Gerhard Parker	64	Former Executive Vice President, New Business Group of Intel Corporation until May 2001; member of Board of Directors of Applied Materials Inc. and FEI Company.	2005	2010	III

In February 2008, Harry A. Merlo and Stephen A. Skaggs, both current Class I directors, informed the board of directors that they would not stand for re-election. As a result of the decisions by Mr. Merlo and Mr. Skaggs not to stand for re-election, W. Richard Marz, a current Class III director, resigned as a Class III director and was appointed by the board of directors as a Class I director, with both the resignation and re-appointment effective immediately prior to the commencement of the Annual Meeting.

Under the terms of our amended and restated bylaws and corporate governance guidelines, which were approved by the board of directors in January 2006, any director appointed by the board of directors to fill future vacancies on the board will be required to stand for election at the first annual stockholders meeting following the director’s appointment.

Required Vote

The nominees receiving the highest number of affirmative votes of the votes cast at the meeting on this matter shall be elected as the Class I directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF PATRICK S. JONES AND W. RICHARD MARZ AS CLASS I DIRECTORS OF THE COMPANY.

If the election of directors at this annual meeting is uncontested and any director receives a greater number of “withheld” votes than “for” votes, then pursuant to our Corporate Governance Policies, such director shall submit a letter of resignation for consideration by the nominating and governance committee. The nominating and governance committee shall recommend to the board the action, including acceptance or rejection, to be taken with respect to such offer of resignation. Within 120 days of the stockholder meeting, the board shall act with respect to such offer of resignation.

Director Independence

The board has determined that each of our directors, except Mr. Skaggs, is independent within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), as currently in effect. Furthermore, the board has determined that each of the members of each of the committees of the board is “independent” under the applicable rules and regulations of the SEC and the director independence standards of NASDAQ, as currently in effect.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the board at our annual meetings of stockholders, directors are encouraged to attend. All directors attended the last annual meeting of stockholders.

Board Meetings and Committees

In 2007, the board of directors held a total of six meetings. The independent directors meet regularly without the presence of management. Mr. Jones, in his capacity as chairman of the board, led meetings of independent directors in 2007. Each of our current directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

Our board of directors currently has three standing committees: the audit committee, the compensation committee, and the nominating and governance committee. Each of these committees operates under a written charter adopted by the board.

Audit Committee

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee oversees the accounting and financial reporting process and the external audit process of the Company and assists the board of directors in the oversight and monitoring of (i) the integrity of the financial statements of the Company, (ii) the internal accounting and financial controls of the Company, (iii) compliance with legal and regulatory requirements, and (iv) the qualifications, performance, and independence of the Company’s independent registered public accounting firm. In this capacity, the audit committee is responsible for appointing, approving the compensation of, and overseeing the work of the independent registered public accounting firm. In addition, the audit committee reviews and approves all work performed by the independent registered public accounting firm. The audit committee meets regularly with management and with our independent registered public accounting firm, which has access to the audit committee without the presence of management representatives.

During 2007, the audit committee was composed of Mr. Jones (chairman of the committee), Mr. Merlo, and Mr. Parker. The audit committee met nine times in 2007. Currently, the committee is composed of Mr. Jones, Mr. Merlo, and Mr. Parker. Our board of directors has determined that both Mr. Jones and Mr. Merlo qualify as audit committee financial experts as this term has been defined under the rules and regulations of the SEC.

The charter of the audit committee is available on our website at the following address:

http://www.latticesemi.com/corporate/investorrelations/governance/index.cfm.

Compensation Committee

The compensation committee evaluates and, subject to obtaining the agreement of all the independent directors, approves our chief executive officer’s compensation, including salary, equity, and cash-based variable compensation, approves the compensation of our other executive officers, and reviews succession planning for the chief executive officer position. The committee also administers our equity plans and handles other compensation issues. During 2007, the compensation committee was composed of Mr. Coreson, Mr. Hauer (chairman of the committee), Mr. Krishnamurthy, and for a portion of the year, Mr. Marz. The compensation committee met eight times in 2007. Currently, the committee is composed of Mr. Coreson, Mr. Hauer, Mr. Krishnamurthy, and Mr. Marz.

The charter of the compensation committee is available on our website at the following address:

http://www.latticesemi.com/corporate/investorrelations/governance/index.cfm.

Nominating and Governance Committee

The nominating and governance committee identifies qualified persons to become directors and recommends candidates for all vacant directorships to be filled by the board or by the stockholders, reviews and evaluates the performance of the board of directors and each committee of the board, makes recommendations to the board for nominees to the committees of the board, and oversees compliance with our corporate governance policies. During 2007, the nominating and governance committee was composed of Mr. Coreson (chairman of the committee), Mr. Jones, Mr. Merlo, and for a portion of the year, Mr. Marz. The nominating and governance committee met five times in 2007. Currently, the committee is composed of Mr. Coreson, Mr. Jones, Mr. Marz, and Mr. Merlo.

The nominating and governance committee believes that each of the Company’s directors should have certain minimum personal qualifications, including the following:

•	professional competence, expertise, and diversity of background that is useful to the Company;

•	the desire and ability to serve as a director, and to devote the time and energy required to fulfill the responsibilities of the position successfully;

•	character, judgment, experience, and temperament appropriate for a director; and

•	independence, together with personal and professional honesty and integrity of the highest order.

The committee evaluates candidates for nomination on the basis of their individual qualifications, and also on the basis of how such individuals would provide valuable perspective or fill a need on the board of directors. Factors in such determination include:

•	the current size and composition of the board;

•	the independence of the board and its committees;

•	the presence on the board of individuals with expertise in areas useful to the Company;

•	the diversity of individuals on the board, including their personal characteristics, experiences, and backgrounds;

•	the number of other boards on which the candidate serves; and

•	such other factors as the committee or the board consider significant.

The nominating and governance committee will consider candidates for our board of directors suggested by its members, other members of the board of directors, our senior management, individuals personally known to members of our board, and our stockholders. From time to time, the committee may solicit proposals for candidates from interested constituencies, or may use paid third-party search firms to identify candidates. Under the terms of its charter, the committee is obligated to consider in good faith any candidate recommended by one or more of our ten largest unaffiliated stockholders of record, provided that, in the committee’s judgment, the candidate satisfies the criteria for board service set forth in the committee’s charter. The committee evaluates candidates in the same manner regardless of how such candidates are brought to the attention of the committee.

Stockholders who wish to submit names of candidates for our board of directors for consideration by the nominating and governance committee should do so in writing, addressed to the nominating and governance committee, c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, and should include the following information:

•

A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee (if the stockholder believes that they are one of our ten largest unaffiliated stockholders, then the stockholder should include language to this effect in their statement);

•	The name and contact information for the candidate;

•	A statement of the candidate’s occupation and background, including education and business experience;

•	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

•

A statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company; and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder; and

•	A statement that the candidate is willing to be considered for nomination by the committee and willing to serve as a director if nominated and elected.

Additional information may be requested by the committee as appropriate.

In addition, our bylaws permit stockholders to nominate individuals to stand for election to our board of directors at an annual stockholders meeting. Stockholders wishing to submit nominations must notify us of their intent to do so on or before the date specified under “Stockholder Proposals—Other Stockholder Proposals and Director Nominations.” Such notice must include the information specified in our bylaws, a copy of which is available from our corporate secretary upon written request.

The charter of the nominating and governance committee is available on our website at the following address:

http://www.latticesemi.com/corporate/investorrelations/governance/index.cfm.

Executive Search Committee

In January 2008, the board of directors formed a special executive search committee to act in the name and on behalf of the board of directors with respect to finding a new chief executive officer of the Company. The executive search committee is empowered to hire consultants and advisors (including but not limited to an executive search firm), interview candidates, negotiate compensation (including equity compensation, and any other benefits or arrangements), approve such compensation and benefits, and act concerning any other related matters, provided that the final determination with respect to the hiring and compensation of a new chief executive officer of the Company shall be made by the full board of directors. The special committee is composed of Mr. Hauer, Mr. Jones (chairman of the committee), Mr. Marz, and Mr. Parker.

Communications with the Board

Stockholders may communicate with the board of directors by writing to us c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421. Stockholders who would like their submission directed to a member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Audit and Related Fees

On March 13, 2007, the audit committee dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and engaged KPMG LLP as our new independent registered public accounting firm for the fiscal year ended December 29, 2007. The change in the Company’s independent registered public accounting firm was reported in a Current Report on Form 8-K filed with the SEC on March 19, 2007. For more information regarding the Company’s change in auditors, please see Proposal Three of this proxy statement.

Under its charter the audit committee reviewed and pre-approved all audit and permissible non-audit services performed by KPMG LLP. The audit committee also reviewed and pre-approved the proposed fees to be charged by KPMG LLP for such services, and ratified an increase in fees resulting from an increase in the scope of work to be performed. In its review of non-audit services, the audit committee considered whether the provision of such services was compatible with maintaining the independence of KPMG LLP. The following table sets forth the aggregate fees of KPMG LLP in connection with the following services for the fiscal year ended December 29, 2007. KPMG LLP did not perform services for the Company for the fiscal year ended December 30, 2006:

2007
Audit Fees(1)	$875,872
Audit-Related Fees(2)	25,000
Tax Fees(3)	1,000

Total fees	$901,872

(1)	This category includes fees billed for 2007 for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit of our internal controls, issuance of consents and assistance with and review of documents filed with the SEC.
(2)	This category includes fees billed for 2007 for services relating to statutory audits of foreign subsidiaries of the Company.
(3)	This category includes fees billed for 2007 for tax advice.

The audit committee reviewed and pre-approved all audit and permissible non-audit services performed by PricewaterhouseCoopers LLP for fiscal 2006, as well as the fees charged by PricewaterhouseCoopers LLP for such services. In its review of non-audit services, the audit committee considered whether the provision of such services was compatible with maintaining the independence of PricewaterhouseCoopers LLP. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP in connection with the following services for the fiscal year ended December 30, 2006.

2006
Audit Fees(1)	$984,801
Audit-Related Fees(2)	26,596
Tax Fees(3)	19,938
All other fees(4)	1,500

Total fees	$1,032,835

(1)	This category includes fees billed for 2006 for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit of our internal controls, issuance of consents and assistance with and review of documents filed with the SEC.
(2)	This category includes fees billed for 2006 for services relating to the audit of employee benefit plans, fees for other statutory filings and consultation work.
(3)	This category includes fees billed for 2006 for tax compliance, planning, and advice.
(4)	This category includes fees billing for 2006 for a subscription to an online technical accounting and auditing research service.

The audit committee determined that the provision of services rendered above for non-audit services was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The audit committee reviews and approves in advance all audit and non-audit services provided by the company’s independent registered public accounting firm (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the audit committee has the sole authority to approve the hiring and firing of the independent registered public accounting firm, and to determine all audit and non-audit engagement fees and terms with the independent registered public accounting firm.

Audit Committee Report

The responsibilities of the audit committee are fully described in the audit committee charter. Management is responsible for maintaining our financial controls and preparing our financial reports. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing an audit report. The audit committee’s responsibility is to execute the audit committee charter and oversee these processes. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 29, 2007 with management and our independent registered public accounting firm.

The audit committee discussed with our independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380). In addition, the audit committee discussed with our independent registered public accounting firm their independence from Lattice and our management, including the written disclosures and the letter submitted to the audit committee by our independent registered public accounting firm as required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees”).

Based upon the audit committee’s discussions with management and our independent registered public accounting firm and the audit committee’s review of the representations of management, the report of our independent registered public accounting firm, and the information referenced above, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Patrick S. Jones, Chairman

Harry A. Merlo

Gerhard H. Parker

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Role of the Compensation Committee

The compensation committee, comprised of directors who satisfy the independence requirements of the Nasdaq Stock Market, the Securities and Exchange Commission, and the Internal Revenue Code, reviews, approves, and administers our executive compensation program. As set forth in the committee charter, the role of the compensation committee is to act for the board of directors to oversee the compensation of our chief executive officer and other executive officers, and to administer the executive officer compensation plans, policies, and programs of the Company. The committee also administers our employee equity incentive plans, and reviews and approves equity grants to our employees.

The compensation committee annually evaluates and, subject to obtaining the agreement of all the independent directors, approves the chief executive officer’s compensation, including (a) the annual base salary, (b) the annual cash-based variable compensation program, including the specific goals and target award amounts, (c) equity compensation, (d) any employment agreement, severance arrangement, or change in control agreement/provision, and (e) any other benefits, compensation, or arrangements. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of the chief executive officer, evaluates his performance in light thereof, and considers other factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals.

The compensation committee also annually evaluates and approves for the other executive officers of the Company (a) the annual base salary, (b) the annual cash-based variable compensation program, including the specific goals and target award amounts, (c) equity compensation, (d) any employment agreement, severance arrangement, or change in control agreement/provision, and (e) any other benefits, compensation, or arrangements.

The compensation committee has the authority to retain its own compensation consultants and outside legal, accounting, and other advisors at the Company’s expense. Such consultants and advisors report directly to the compensation committee and the committee has the authority to approve the fees payable to such advisors by the Company and other terms of retention. The compensation committee does not delegate its authority to such consultants or advisors. Beginning in 2005, the compensation committee retained a compensation consulting firm, Compensia, Inc., and has considered such firm’s input in evaluating compensation trends and best practices, identifying peer group companies and benchmarking compensation data, and other aspects of administering the Company’s executive compensation program. Compensia serves at the discretion of the compensation committee and did not provide any other services to the Company in fiscal 2007.

Role of Management in Executive Compensation Components

Substantial changes in the senior management of our Company occurred during 2005. Stephen A. Skaggs, then our president, was named interim chief executive officer on June 14, 2005. On August 8, 2005, the board appointed Mr. Skaggs as our chief executive officer. At the same time, we adopted changes concerning many aspects of executive compensation, and strengthened the role of the compensation committee.

While consideration of executive compensation is an interactive process involving multiple parties, the principal role of Company management in decisions involving executive compensation is primarily to support the activities of the compensation committee. The chief executive officer and the chief financial officer direct the process by which historical compensation data is gathered and provided to the compensation committee. In addition, they facilitate the coordination of human resource management, accounting, and legal input in enabling the compensation committee to reach informed decisions. The chief executive officer and the chief financial officer are also primarily responsible for developing a proposed annual business plan and presenting the plan to the board of directors. This annual plan, as approved by the board, forms the basis for measurement of the performance of management in our cash-based variable compensation plans. The chief executive officer and the chief financial officer are also involved in making proposals to the compensation committee concerning potential changes in the compensation of individual executives and potential changes in our overall compensation programs. The compensation committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The compensation committee does not delegate its authority to Company management.

The chief executive officer and the chief financial officer attend some of the compensation committee’s meetings, but the compensation committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The compensation committee discusses the chief executive officer’s compensation package with him, but makes decisions with respect to his compensation without him present.

Compensation Philosophy

We believe that executive compensation arrangements and practices should be clear and unambiguous, and should be fully approved by the compensation committee and disclosed to stockholders. We endeavor to attract and retain above average employees and to motivate our employees to exert an above average effort and to deliver above average results. In order to accomplish these goals we adhere to the following compensation philosophies:

•	We pay base salaries that are competitive and consistent with the marketplace.

•

We maintain variable, performance-based compensation programs that are designed to (i) encourage and recognize superior contributions, and (ii) pay above average total cash compensation to those employees who make superior contributions. We believe our senior management has the highest potential to impact our business results and thus should be eligible for the highest percentage of variable compensation. We also believe that senior management performance should be measured primarily by business results that are linked to stockholder interests. On the other hand, we believe that the contributions of junior level employees can be best measured by individual performance, competency, or effort and, by definition, can be partially disconnected from our business results.

•	We maintain equity based compensation programs to link the interests of our employees with those of the stockholders.

•

We maintain comprehensive health and insurance benefits to provide our employees and their families a financial safety net. We believe this safety net should be consistent with the employee’s overall level of compensation and thus we offer our senior management additional insurance benefits.

•

We strive to maintain an egalitarian culture without entitlements or artificial class distinctions between our employees. We believe that senior management should be held to the same standards as other employees. Therefore, we offer only limited enhanced benefits to senior management, and only with a direct business purpose.

We believe that cash-based variable compensation of executive officers should be directly linked to our short-term performance, while longer-term incentives, such as equity compensation, should be aligned with the objective of enhancing stockholder value over the long term. We believe the use of equity compensation strongly links the interests of Company management to the interests of our stockholders.

In addition, we believe that our total compensation packages must be competitive with other companies in our industry to ensure that we can continue to attract, retain, and motivate the senior executives whom we believe are critical to our long-term success. We believe that we can accomplish our executive compensation goals while maintaining appropriate levels of internal equity, both between the chief executive officer and other executives, and between executives and other non-executive employees.

Comparisons to Benchmark Data

As part of its process for reviewing and approving executive compensation for fiscal 2007 and 2008, the compensation committee used benchmark data for a peer group of companies, principally mid-sized technology companies located in California and Oregon, and for the Company’s direct business competitors, some of which are significantly larger than the Company. Benchmark data was collected and analyzed with the assistance of Compensia. Peer group comparisons were judged in part with reference to the relative size and financial performance of the Company and the members of the peer group.

For fiscal 2007, the peer group was unchanged from fiscal 2006, and consisted of the following companies:

Cirrus Logic, Inc.

DSP Group, Inc.

ESS Technology, Inc.

Genesis Microchip, Inc.

Micrel, Inc.

Microsemi Corporation

PMC-Sierra, Inc.

Pixelworks, Inc.

Power Integrations, Inc.

Semitech, Inc.

SigmaTel, Inc.

Silicon Laboratories, Inc.

TriQuint Semiconductor, Inc.

Vitesse Semiconductor Corporation

For fiscal 2008, the compensation committee changed the peer group of companies to better match the size and financial performance of the Company. The 2008 peer group consisted of the following companies:

Applied Micro Circuits Corporation

Atheros Communications, Inc.

Cirrus Logic, Inc.

DSP Group, Inc.

Genesis Microchip, Inc.

Micrel, Inc.

Microsemi Corporation

PMC-Sierra, Inc.

Power Integrations, Inc.

Silicon Image, Inc.

Semitech, Inc.

Silicon Laboratories, Inc.

Standard Microsystems Corporation

TriQuint Semiconductor, Inc.

Since the benchmark process was initiated for fiscal 2006, the group of direct business competitors has consisted of the following companies:

Actel Corporation

Altera Corporation

Atmel Corporation

Cypress Semiconductor Corporation

LSI Corporation

Xilinx, Inc.

The compensation committee intends to review the list of peer group companies and business competitors annually, and consider changes to the groups based on changes in the size or financial performance of such companies.

Components of Executive Compensation

The principal components of executive compensation are base salary, annual cash-based variable compensation, and equity grants.

Base Salary

Base salaries are set based on competitive factors and the historic salary structure for various levels of responsibility within the Company. The compensation committee periodically conducts surveys of companies in our industry in order to determine whether our executive base salaries are in a competitive range. Generally, salaries are set in the middle of this range. Base salaries for all executive officers were set in August 2005, and most recently reviewed in February 2008. Base salaries for Mr. Baker and Mr. Johannessen were increased by five percent and three percent, respectively, at that time. Mr. Skaggs and Mr. Donovan did not receive increases in base salary.

Cash-based Variable Compensation

In December 2005, the compensation committee and the board of directors approved the 2006 Executive Bonus Plan (the “2006 Plan”), in order to establish a mechanism for determining executive cash-based variable compensation awards for the 2006 fiscal year. Our chief executive officer and other executive officers, as well as other members of senior management, as recommended by the chief executive officer and approved by the compensation committee, were eligible to participate in the 2006 Plan. Under the terms of this plan, the cash award for each participant was based both on Company performance, as measured by achievement of revenue and operating income performance goals approved by the Board prior to the commencement of the plan year, and individual performance. The revenue and operating income goals were equally weighted in calculating awards, and were considered by the compensation committee to be a more direct way to measure Company performance than the use of multiple business objectives and milestones. The compensation committee determined the individual performance of the chief executive officer, and the chief executive officer determined the individual performance of the other participants. For each participant, a specified minimum achievement against the revenue and operating income objectives was required to be eligible for any award. The compensation committee approved a target cash award and a maximum cash award for each participant, based on the participant’s annual salary. The target award for our chief executive officer was 70% of base salary, and the maximum was 200% of base salary. For other participants, target awards ranged from 20% to 40% of base salary, and the maximum awards ranged from 50% to 100% of base salary. Based upon the achievement of performance goals, the amounts payable pursuant to the 2006 Plan to eligible participants, including executive officers, exceeded the targeted awards. After discussion with the Company’s management, the compensation committee exercised its authority under the terms of the 2006 Plan to reduce the cash awards that were to be made to eligible participants, including all executive officers, as calculated pursuant to the terms of the plan, to amounts that were closer to the targeted cash awards than the amounts calculated pursuant to the terms of the 2006 Plan. Payments were made pursuant to the 2006 Plan in February 2007, and are disclosed in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

In December 2006, the compensation committee, having obtained the approval of the independent members of the board of directors with respect to the chief executive officer, approved the 2007 Executive Variable Compensation Plan (the “2007 Plan”). The chief executive officer, other executive officers, and other members of senior management, including vice presidents and director-level employees as nominated by the chief executive officer and approved by the compensation committee, were eligible to participate in the 2007 Plan. Under the 2007 Plan, individual cash awards were based both on Company performance, as measured by achievement of revenue and operating income performance goals approved by the board of directors prior to the commencement of the plan year, and individual performance. The revenue and operating income goals were equally weighted in calculating awards under the 2007 Plan. The compensation committee determined the individual performance of the chief executive officer, and the chief executive officer determined the individual performance of the other participants. For each participant, a specified minimum achievement against the revenue and operating income objectives was required to be eligible for any award.

The compensation committee approved a target cash award and a maximum cash award for each participant, based on the participant’s annual base salary. As set in December 2006, the target cash awards ranged from 7.5% of base salary for certain director-level employees to 70% of base salary for the chief executive officer. In February 2007, the compensation committee, having obtained the agreement of the independent directors, increased the target cash award for the chief executive officer to 90% of base salary. The maximum cash awards were two times the target awards for director level employees and 2.5 times the target awards for vice presidents. The chief executive officer’s maximum cash award was limited to 200% of his base salary. The target cash award and maximum cash award for each of the Company’s executive officers participating in the 2007 Plan was as follows:

Executive Officer	Target Cash Award	Maximum Cash Award
Stephen A. Skaggs, President and Chief Executive Officer	$360,000	$800,000

Jan Johannessen, Senior Vice President and Chief Financial Officer	$104,838	$262,096

Steve Donovan, Corporate Vice President, Sales	$68,135	$170,336

Martin R. Baker, Corporate Vice President, General Counsel and Secretary	$67,409	$168,524

The 2007 Plan required that the Company be profitable on an operating basis (excluding intangible asset amortization and other board-approved extraordinary expense items), in order for any payments to be made under the 2007 Plan. Under the 2007 Plan, the aggregate target cash awards for all participants totaled approximately $2.0 million, and the aggregate maximum cash award for all participants totaled approximately $4.6 million. Because disclosure of specific metrics used to measure performance under the 2007 Plan would give competitors insights into our financial models and strategic market analysis, we did not disclose the specific revenue and operating income levels that had to be achieved in order for cash awards to be earned. The compensation committee and Company management believed that it would be challenging for the Company’s named executive officers to achieve performance levels such that the target cash awards would be earned for fiscal year 2007, and extremely difficult to achieve performance levels triggering the maximum cash awards. The performance goals of the 2007 Plan were not achieved, and as a result no payments were made pursuant to the 2007 Plan.

In December 2007, the compensation committee, having obtained the approval of the independent members of the board of directors with respect to the chief executive officer, approved the 2008 Executive Variable Compensation Plan (the “2008 Plan”). The chief executive officer, other executive officers, and other members of senior management, including vice presidents and director-level employees as nominated by the chief executive officer and approved by the compensation committee, are eligible to participate in the 2008 Plan.

Under the 2008 Plan, individual cash awards will be based both on Company performance, as measured by achievement of revenue and operating income performance goals approved by the board of directors prior to the commencement of the plan year, and individual performance. The revenue and operating income goals will be equally weighted in calculating awards under the 2008 Plan. The compensation committee will determine the individual performance of the chief executive officer, and the chief executive officer will determine the individual performance of the other participants. For each participant, a specified minimum achievement against the revenue and operating income objectives is required to be eligible for any award.

The compensation committee approved a target cash award and a maximum cash award for each participant, based on the participant’s annual base salary. As set in December 2007, the target cash awards ranged from 7.5% of base salary for certain director-level employees to 90% of base salary for the chief executive officer. The maximum cash awards are two times the target awards. The target cash award and maximum cash award for each of the Company’s executive officers participating in the 2008 Plan, as set in December 2007, is as follows:

Executive Officer	Target Cash Award	Maximum Cash Award
Stephen A. Skaggs, President and Chief Executive Officer	$360,000	$720,000

Jan Johannessen, Senior Vice President and Chief Financial Officer	$131,046	$262,092

Steve Donovan, Corporate Vice President, Sales	$90,845	$181,690

Martin R. Baker, Corporate Vice President, General Counsel and Secretary	$89,880	$179,760

In January 2008, Mr. Skaggs and the Company entered into an agreement pursuant to which Mr. Skaggs will resign as an officer, employee, and member of the board of directors of the Company effective not later than May 31, 2008. Pursuant to the terms of the agreement, Mr. Skaggs will not receive any payments pursuant to the 2008 Plan, but he will receive a severance payment that is calculated in part based upon his target cash award under the 2008 Plan.

In March 2008, Mr. Donovan resigned as an officer and employee of the Company effective in April 2008. In March 2008, Mr. Baker resigned as an officer and employee of the Company effective in May 2008. Neither Mr. Donovan nor Mr. Baker will receive payments under the 2008 Plan, or a severance payment.

If the Company is not profitable on an operating basis (excluding intangible asset amortization and other board-approved extraordinary expense items), there will be no payments under the 2008 Plan. Under the 2008 Plan as defined in December 2007, the aggregate target cash awards for all participants in the 2008 Plan totals approximately $2.2 million, and the aggregate maximum cash award for all participants totals approximately $4.4 million. It is likely that the aggregate target and aggregate maximum cash awards will change based on the compensation packages that may be negotiated with new executive officers who may join the Company to succeed executive officers who are leaving the Company. Because disclosure of specific metrics that are used to measure performance under the 2008 Plan would give competitors insights into our financial models and strategic market analysis, we are not disclosing the specific revenue and operating income levels that must be achieved in order for cash awards to be earned. The compensation committee and Company management believe that it will be challenging for the Company’s named executive officers to achieve performance levels such that the target cash awards will be earned for fiscal year 2008, and extremely difficult to achieve performance levels triggering the maximum cash awards. Both the revenue and the operating income levels that would have to be achieved for fiscal 2008 in order for the target cash awards to be earned represent substantial improvements over the revenue and operating income levels achieved for fiscal 2007.

Equity Incentive Plans

The principal equity component of executive compensation historically has been our employee stock option program. Stock options are generally granted when an executive joins us and on an annual basis thereafter under a replenishment program. Initial stock option grants vest over a period of four years. The purpose of the annual replenishment program is to ensure that our executives always have options that vest in increments over a subsequent four-year period. Stock options are also occasionally granted for promotions or other special achievements. Stock options provide a means of retention and motivation for our executives and also align their interests with long-term stock price appreciation.

All stock option grants have a per share exercise price equal to the fair market value of our stock on the date of grant. The Company has not granted, nor does it intend in the future to grant, equity-based compensation awards (stock options and/or restricted stock units) to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In February 2007, the compensation committee approved grants of restricted stock units, or RSUs, to the Company’s executive officers other than our chief executive officer, and, upon obtaining the agreement of all independent directors, approved a grant of RSUs to our chief executive officer.

The grants of RSUs are part of an overall revision of the Company’s equity compensation practices undertaken by the compensation committee in early 2007, which in light of accounting changes and changes in competitive compensation practices, has moved away from granting solely stock options in favor of a blend of options and RSUs. In addition, the compensation committee has, in part, tied the number of shares to be granted in a given year to officers, including executive officers, to the Company’s performance to its annual plan. In order to implement the alignment of officer equity incentive grants to annual plan performance, the timing of these grants was moved from the regularly scheduled board meeting occurring in the Company’s third fiscal quarter to the regularly scheduled board meeting occurring in the first fiscal quarter. In addition, in order to assure that executive officers receive equity incentive compensation only when our stockholders also benefit, the vesting of RSUs granted to executive officers is contingent upon certain annual appreciation in the Company’s stock price, as described in note 10 to the Outstanding Equity Awards at Fiscal Year-End table below.

Executives are also eligible to participate in a payroll deduction employee stock purchase plan. Under this plan, available to all domestic employees, Company stock may be purchased at 85% of the fair market value at the beginning or end of a six-month offering period, whichever is less, provided that the per share purchase price is not less than the book value of the Company’s common stock on the purchase date (up to a maximum of $25,000 worth of stock per calendar year or 10% of salary, whichever is less).

Broad-based Compensation Plans

Executives also participate in our profit sharing plan, for which all full time domestic employees are eligible, on a non-discriminatory basis. Under this plan, a specified percentage of operating income, excluding charges associated with one-time in-process research and development and amortization of intangible assets, is distributed among all domestic employees based on tenure. This distribution is contingent upon the Company achieving a threshold level of profitability, and is subject to the approval of the compensation committee. During 2006 and 2007, no distributions were made under our profit sharing plan. Other elements of executive compensation include participation in a broad-based life and disability insurance program, broad-based medical benefits, and the ability to defer compensation pursuant to a broad-based 401(k) plan. Discretionary contributions to the 401(k) plan by the Company were reinstituted in 2006 with the Company matching contributions up to a limit of $1,500 per employee. The Company’s 401(k) matching contribution was increased to a maximum of $3,000 per employee for 2007. For 2008, matching contributions are a maximum of $750 per fiscal quarter, and are conditioned on the Company’s profitability for such quarter, as measured on a non-GAAP basis as approved by the compensation committee. Matching contributions vest after four years of employment; thus, all executive officers are fully vested in the Company’s matching contributions. The Company does not maintain a pension plan or any other defined benefit retirement plans.

Other Executive Benefit Arrangements

Executive officers and certain other members of senior management are eligible to defer compensation pursuant to an executive deferred compensation plan. The deferred compensation plan is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. No Company contributions are made to the executive deferred compensation plan, and no guaranteed rates of return or other above-market investment alternatives are made available under the plan.

The Company provides certain supplemental life and disability insurance coverage to executive officers and certain other members of senior management. Because the Company negotiates these insurance arrangements on a bulk basis, such insurance coverage, whether issued on a group basis or individually underwritten, is obtained by the Company at rates that are likely to be better than those obtainable by individuals seeking comparable insurance coverage on their own. The premiums paid by the Company for such supplemental insurance are considered a taxable benefit to the employee, and the Company makes payments on behalf of the executive officers and such other members of senior management for the estimated effect of taxes on such premium payments, as disclosed in the Summary Compensation Table below.

Employment Agreements

In August 2005, the Company entered into an employment agreement with its chief executive officer. The agreement provides for “at-will” employment and sets forth the basic terms of the chief executive officer’s compensation package, including base salary, potential non-equity incentive compensation, equity compensation, and severance arrangements. The agreement was the result of negotiations between Mr. Skaggs, as represented by independent counsel whose fees were paid by the Company up to a cap of $20,000, and the independent members of our board of directors, principally acting through Mr. Jones, the chairman of the board, as represented by outside counsel for the Company. Under the terms of the agreement, the board of directors may terminate the employment of the chief executive officer with or without cause (as defined in the employment agreement) by giving 30 days advance written notice. In turn, the chief executive officer may also terminate his employment by giving the Company 30 days advance written notice.

If the board of directors terminates the chief executive officer’s employment without cause or if the chief executive officer terminates his employment with good reason (as defined in the employment agreement), then he will be entitled to receive certain severance benefits. In addition, if the chief executive officer is terminated without cause or terminates his employment with good reason within 24 months of a change in control (as defined in the employment agreement), he will receive certain severance benefits. For more information regarding these severance benefits, please see the section of this proxy statement entitled “Potential Payments Upon Termination or Change-In-Control.” All severance payments are conditioned upon the execution by the chief executive officer of a release of claims against the Company and his compliance with certain obligations owed to the Company under his employment agreement.

Pursuant to a January 2008 agreement between Mr. Skaggs and the Company, Mr. Skaggs’ resignation effective not later than May 31, 2008 will be considered as an Involuntary Termination, as such term is defined in the employment agreement, for purposes of calculation of severance benefits pursuant to Mr. Skaggs’ 2005 employment agreement. In addition, the January 2008 agreement provides that, as required pursuant to Section 409A of the internal Revenue Code, Mr. Skaggs will not be eligible to receive his severance payment until the date six months following the date of his termination of employment, and that he will receive an additional payment at such time representing interest on the amount of the severance payment dating from his termination of employment, at a rate equal to a published rate for bank six-month certificates of deposit.

In November 2005, the other executive officers and certain other members of senior management also entered into employment agreements with the Company. These agreements outlined the basic terms of each such person’s compensation package. In addition, these agreements provide for certain severance benefits to be paid to such executive officers and other officers under the same conditions that such benefits would be required to be paid under the chief executive officer’s employment agreement. For more information regarding these severance benefits payable to our executive officers, please see the section of this proxy statement entitled “Potential Payments Upon Termination or Change-In-Control”. All severance payments are conditioned upon the execution by the recipient of the payment of a release of claims against the Company and his compliance with certain obligations owed to the Company under his employment agreement.

Accounting and Tax Considerations

The compensation committee generally takes into consideration the accounting and tax effects of each component of compensation when establishing the compensation programs, practices and packages offered to the Company’s executive officers and aims to keep the compensation expenses associated with such programs, practices and packages within reasonable levels.

Under Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, the Company generally receives a federal income tax deduction for compensation paid to our five most highly paid executive officers only if the compensation is less than $1 million during any year or is “performance-based” under Section 162(m). Our 1996 Stock Incentive Plan and our 2001 Stock Plan were both designed to permit our compensation committee to grant stock options and other equity compensation awards that are “performance-based” and thus fully tax-deductible to the Company.

The cash compensation paid to our chief executive officer and our three other named executive officers was less than $1 million dollars per person in 2006 and in 2007, and, thus, was fully deductible to the Company. However, we may from time to time pay compensation to our executive officers that may not be deductible when, for example, we believe such compensation is appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and/or the executive’s performance.

Other than the tax gross-up for our chief executive officer, limited to $1 million and described below in the section entitled “Potential Payments Upon Termination or Change-in-Control,” we have not provided any other executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G of the Code provides that executives (and directors who hold significant amounts of our stock) could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, the Company has administered all of its compensation arrangements in a manner intended to comply with the applicable Section 409A requirements.

Beginning on January 1, 2006, the Company began accounting for stock-based awards to our employees in accordance with the requirements of FAS 123R. As described above, given the impact of FAS 123R, the Company has determined that it was in the best interests of the Company and its stockholders to grant a combination of stock options and RSUs on a going-forward basis.

Chief Executive Officer Performance and Compensation

The compensation committee reviews the performance of our chief executive officer, Stephen A. Skaggs, based upon the compensation philosophy and specific compensation components described above. In 2005, in connection with his promotion to chief executive officer and the resulting increase in responsibility, Mr. Skaggs’ base salary was set at $400,000 per year. Mr. Skaggs’ base salary has not changed since 2005. In February 2007, Mr. Skaggs received a cash variable compensation award of $300,000, based upon the Company’s performance against defined goals, pursuant to the 2006 Executive Bonus Plan. In addition, the compensation committee, having obtained the agreement of the independent directors, increased the target cash award for Mr. Skaggs under the 2007 Executive Variable Compensation Plan from 70% to 90% of his base salary, though as discussed above, the applicable performance goals of the 2007 Plan were not achieved, and consequently, Mr. Skaggs did not receive any payments under the 2007 Plan. The compensation committee took this action in lieu of changing Mr. Skaggs’ base salary. The compensation committee considered in its decision comparison compensation data it had received from its compensation consultant, Compensia, and the compensation committee’s view that a greater percentage of the CEO’s overall compensation package should be tied to Company performance. In addition, pursuant to our philosophy of retaining and motivating our executives and aligning their interests with long-term stock appreciation, Mr. Skaggs received a stock option grant in 2006, and received stock option and restricted stock unit grants in 2007. In determining Mr. Skaggs’ compensation, the compensation committee considered information provided by our compensation consulting firm regarding compensation packages for chief executive officers at comparable companies, and Mr. Skaggs’ performance as chief executive officer.

During several meetings in December 2007 and January 2008, the independent members of the board of directors reviewed Mr. Skaggs’ performance as chief executive officer. In addition, the board of directors, including Mr. Skaggs, and the independent members of the board of directors meeting in private session, considered the Company’s business performance and strategic alternatives. Following such meetings, the Company and Mr. Skaggs entered into the January 2008 agreement pursuant to which Mr. Skaggs will resign as chief executive officer and as a member of the board of directors of the Company. Accordingly, no change was made in Mr. Skaggs’ base salary following his performance review, and Mr. Skaggs has not received any equity compensation grants during 2008.

In determining the compensation package for the chief executive officer and the Company’s other named executive officers, the compensation committee considered all components of the officers’ compensation. Based on the factors discussed above, the compensation committee determined that the total compensation of the chief executive officer and the other named executive officers of the Company, including the potential payouts in the case of severance and change of control arrangements, were reasonable and not excessive.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation for the fiscal year periods ended December 29, 2007 and December 30, 2006 for our named executive officers, which includes required disclosure related to our CEO, our CFO, and our two other executive officers.

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Skaggs, Stephen A. President & CEO	2007 2006	399,996 399,996	0 0		32,325 0	735,164 480,626	0 300,000	0 0	40,709 12,295	1,208,194 1,192,917

Johannessen, Jan Senior VP & CFO	2007 2006	262,092 262,092	0 1,000	(1)	8,674 0	218,984 116,391	0 115,000	0 0	12,907 6,482	502,657 500,965

Donovan, Stephen M. Corporate VP, Sales	2007 2006	227,112 227,112	0 0		4,757 0	110,171 88,344	0 65,000	0 0	20,015 12,787	362,055 393,243

Baker, Martin R. Corporate VP & General Counsel	2007 2006	224,700 222,107	5,000 0	(1)	3,717 0	93,427 62,000	0 73,330	0 0	32,178 13,087	359,022 370,524

(1)	In 2006, Mr. Johannessen was awarded a $1,000 bonus in accordance with a Company policy that awards a bonus in such amount for all domestic employees who have been employed with the Company for five years. In 2007, Mr. Baker was awarded a $5,000 bonus in accordance with a Company policy that awards a bonus in such amount for all domestic employees who have been employed with the Company for ten years.
(2)

The amounts provided in this column represent the compensation cost calculated in accordance with FAS 123R with respect to restricted stock unit awards granted in the fiscal year ended December 29, 2007. The full grant date fair value of the awards granted to each executive officer in the fiscal year ended December 29, 2007, as computed in accordance with FAS 123R, is provided in the Grants of Plan-Based Awards Table below. These RSUs were granted on February 6, 2007. Grants vest upon satisfaction of both of these conditions: (1) 25% of the RSUs vest on the first anniversary of the date of grant, and an additional 25% of the RSUs vest on each anniversary thereafter; and (2) 25% of the RSUs vest if the price of a share of common stock on each anniversary of the date of grant has increased at least 15%, compounded annually, over the price on the date of grant, as calculated based on a 60-calendar-day average of NASDAQ closing prices of the Company’s stock. If this condition is not met for any portion of the RSUs on the relevant anniversary date, then such RSUs may vest on any of the three subsequent anniversaries if the price on such date equals or exceeds the required price. If this condition has not been met for any portion of the RSUs by the third subsequent anniversary of the relevant anniversary date, then such portion of the RSUs shall be forfeited.

(3)	The amounts provided in this column represent the compensation cost calculated in accordance with FAS 123R with respect to option awards granted in previous fiscal years and in the fiscal year ended December 29, 2007. The full grant date fair value of the awards granted to each executive officer in the fiscal year ended December 29, 2007, as computed in accordance with FAS 123R, is provided in the Grants of Plan-Based Awards table below. Stock options granted prior to and up until January 2006 have 10-year terms and generally vest over a four-year employment period from the date of grant. Stock options granted after January 2006 have seven-year terms and generally vest over a four-year employment period from the date of grant. The discussion of the assumptions used for purposes of calculation of stock-based compensation expense that appears in Note 12 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 29, 2007 is incorporated herein by reference. In calculating these amounts as required by the SEC, no estimates were made for forfeitures.
(4)	The compensation committee of the board of directors approved payments under the 2006 Executive Bonus Plan in February 2007. The committee approved cash awards of $300,000, $115,000, $65,000, and $73,330 to Mr. Skaggs, Mr. Johannessen, Mr. Donovan, and Mr. Baker, respectively, at that time. No payments were made under the 2007 Executive Variable Compensation Plan.
(5)	The Company does not pay above-market earnings on deferred compensation. Thus, no amounts are reportable in this column for deferred compensation.
(6)	Additional information regarding the amounts provided in this column is provided in the All Other Compensation Table that follows this table.

ALL OTHER COMPENSATION TABLE

The following table sets forth information concerning items included in the All Other Compensation column of the Summary Compensation Table for the fiscal years ended December 29, 2007 and December 30, 2006.

Name	Year	Supplemental Life Insurance Premiums ($)	Supplemental Disability Insurance Premiums ($)	Tax Reimbursements for Supplemental Life and Supplemental Disability Insurance Premiums ($)(1)	Company Contributions to Company 401(k) Plan ($)	Vacation Cashouts ($)(2)	Total ($)
Skaggs, Stephen A. President & CEO	2007 2006	646 771	4,587 4,543	4,360 5,481	3,000 1,500	28,115 0	40,709 12,295

Johannessen, Jan Senior VP & CFO	2007 2006	1,615 1,643	2,477 1,651	3,409 3,188	0 0	5,406 0	12,907 6,482

Donovan, Stephen M. Corporate VP, Sales	2007 2006	3,155 2,473	1,971 3,095	4,271 5,909	3,000 1,310	7,619 0	20,015 12,787

Baker, Martin R. Corporate VP & General Counsel	2007 2006	2,741 2,453	1,929 3,290	3,890 5,844	3,000 1,500	20,618 0	32,178 13,087

(1)	Amounts provided in this column include reimbursement for estimated taxes on supplemental life and supplemental disability insurance premiums.
(2)	All domestic employees not based in California received a one-time payment of unused vacation accrual balances in connection with a change in the Company’s vacation policy.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted during the fiscal year ended December 29, 2007 to each of our executive officers listed in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
Skaggs, Stephen A.		0	360,000	720,000
President & CEO	02/06/07								290,000	6.05	902,306
	02/06/07					30,000					129,300

Johannessen, Jan		0	131,046	262,092
Senior VP & CFO	02/06/07								96,600	6.05	300,561
	02/06/07					8,050					34,696

Donovan, Stephen M.		0	90,845	181,690
Corporate VP, Sales	02/06/07								51,750	6.05	161,015
	02/06/07					4,415					19,029

Baker, Martin R.		0	89,880	179,760
Corporate VP & General Counsel	02/06/07								41,400	6.05	128,812
	02/06/07					3,450					14,870

(1)	On December 5, 2007, the compensation committee of the board of directors, having obtained the approval of the independent members of the Company’s board of directors with respect to the chief executive officer, approved the 2008 Executive Variable Compensation Plan. The Company’s chief executive officer, executive officers, and other members of senior management, including vice presidents and director-level employees as nominated by the chief executive officer and approved by the compensation committee, are eligible to participate in this plan. The cash awards for each participant will be based both on the Company’s performance, as measured by achievement of revenue and operating income performance goals approved by the board prior to the commencement of the plan year, and individual performance. The revenue and operating income goals will be equally weighted in calculating cash awards under the plan. The compensation committee will determine the individual performance of the chief executive officer, and the chief executive officer will determine the individual performance of the other participants. For each participant, a specified minimum achievement against the revenue and operating income objectives is required for any payout. The compensation committee approved a target cash award and a maximum cash award for each participant, based on the participant’s annual salary. The target cash awards approved on December 5, 2007 by the compensation committee ranged from 7.5% of salary for certain director-level employees to 90% of salary for the CEO. The maximum payouts are two times the target payouts. If the Company is not profitable on an operating basis (non-GAAP, excluding intangible asset amortization and other extraordinary expense items as approved by the compensation committee, following consultation with independent members of the board of directors), there will be no payments under the plan.
(2)	These RSUs were granted on February 6, 2007. Grants vest upon satisfaction of both of these conditions: (1) 25% of the RSUs vest on the first anniversary of the date of grant, and an additional 25% of the RSUs vest on each anniversary thereafter; and (2) 25% of the RSUs vest if the price of a share of common stock on each anniversary of the date of grant has increased at least 15%, compounded annually, over the price on the date of grant, as calculated based on a 60-calendar-day average of NASDAQ closing prices of the Company’s stock. If this condition is not met for any portion of the RSUs on the relevant anniversary date, then such RSUs may vest on any of the three subsequent anniversaries if the price on such date equals or exceeds the required price. If this condition has not been met for any portion of the RSUs by the third subsequent anniversary of the relevant anniversary date, then such portion of the RSUs shall be forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information with respect to all unexercised options as of the fiscal year end, December 29, 2007, that have been previously awarded to the executive officers named above.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Skaggs, Stephen A. President & CEO	140,000 90,000 160,000 357,086 140,000 100,000 186,875 365,625 93,750 54,375	(1) (2) (3) (4) (5) (5) (6) (7) (8) (9)	0 0 0 0 0 0 43,125 284,375 206,250 235,625	(6) (7) (8) (9)	7.8750 7.7500 5.9200 8.2100 7.2800 7.2800 4.4900 4.5600 5.6300 6.0500	08/10/2008 11/10/2008 08/06/2012 09/18/2013 10/28/2013 10/28/2013 08/10/2014 08/09/2015 08/01/2013 02/06/2014	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 30,000	(10)	0 0 0 0 0 0 0 0 0 95,100

Johannessen, Jan Senior VP & CFO	30,000 91,429 25,000 40,000 81,250 56,250 34,375 18,112	(3) (4) (5) (5) (6) (7) (8) (9)	0 0 0 0 18,750 43,750 76,625 78,488	(6) (7) (8) (9)	5.9200 8.2100 7.2800 7.2800 4.4900 4.5600 5.6300 6.0500	08/06/2012 09/18/2013 10/28/2013 10/28/2013 08/10/2014 08/09/2015 08/01/2013 02/06/2014	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 8,050	(10)	0 0 0 0 0 0 0 25,519

Donovan, Stephen M. Corporate VP, Sales	40,000 80,000 160,000 70,000 106,123 50,000 48,750 25,312 15,625 9,703	(1) (2) (2) (3) (4) (5) (6) (7) (8) (9)	0 0 0 0 0 0 11,250 19,688 34,375 42,047	(6) (7) (8) (9)	7.8750 7.7500 7.7500 5.9200 8.2100 7.2800 4.4900 4.5600 5.6300 6.0500	08/10/2008 11/10/2008 11/10/2008 08/06/2012 09/18/2013 10/28/2013 08/10/2014 08/09/2015 08/01/2013 02/06/2014	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 4,415	(10)	0 0 0 0 0 0 0 0 0 13,996

Baker, Martin R. Corporate VP & General Counsel	40,000 160,000 40,000 106,599 35,000 28,437 25,312 15,625 7,762	(1) (2) (3) (4) (5) (6) (7) (8) (9)	0 0 0 0 0 6,563 19,688 34,375 33,638	(6) (7) (8) (9)	7.8750 7.7500 5.9200 8.2100 7.2800 4.4900 4.5600 5.6300 6.0500	08/10/2008 11/10/2008 08/06/2012 09/18/2013 10/28/2013 08/10/2014 08/09/2015 08/01/2013 02/02/2014	0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 3,450	(10)	0 0 0 0 0 0 0 0 10,937

(1)	These stock options were granted on August 10, 1998. The options vested at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(2)	These stock options were granted on November 10, 1998. The options vested at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.

(3)	These stock options were granted on August 6, 2002. The options vested at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(4)	These stock options were granted on September 18, 2003 as part of an option exchange program in which new options were granted in exchange for other previously granted stock options that were canceled. The options vested at the rate of 12.5% of the total option shares as of three months from the grant date, and at the rate of 12.5% of the total option shares as of the end of each three-month period thereafter.
(5)	These stock options were granted on October 28, 2003. The options vested at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter. Subsequently, the Company’s board of directors approved full vesting acceleration for these options in December 2005.
(6)	These stock options were granted on August 10, 2004. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(7)	These stock options were granted on August 9, 2005. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(8)	These stock options were granted on August 1, 2006. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(9)	These stock options were granted on February 6, 2007. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.
(10)	These RSUs were granted on February 6, 2007. Grants vest upon satisfaction of both of these conditions: (1) 25% of the RSUs vest on the first anniversary of the date of grant, and an additional 25% of the RSUs vest on each anniversary thereafter; and (2) 25% of the RSUs vest if the price of a share of common stock on each anniversary of the date of grant has increased at least 15%, compounded annually, over the price on the date of grant, as calculated based on a 60-calendar-day average of NASDAQ closing prices of the Company’s stock. If this condition is not met for any portion of the RSUs on the relevant anniversary date, then such RSUs may vest on any of the three subsequent anniversaries if the price on such date equals or exceeds the required price. If this condition has not been met for any portion of the RSUs by the third subsequent anniversary of the relevant anniversary date, then such portion of the RSUs shall be forfeited.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information for the fiscal year ended December 29, 2007 with respect to the options exercised, and the number of shares acquired on vesting, for the executive officers named above.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Skaggs, Stephen A. President & CEO	0	0	0	0

Johannessen, Jan Senior VP & CFO	0	0	0	0

Donovan, Stephen M. Corporate VP, Sales	0	0	0	0

Baker, Martin R. Corporate VP & General Counsel	0	0	0	0

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information concerning nonqualified deferred compensation for the executive officers named above during the fiscal year ended December 29, 2007.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Skaggs, Stephen A. President & CEO	0	0	0	0	0

Johannessen, Jan Senior VP & CFO	0	0	0	0	0

Donovan, Stephen M. Corporate VP, Sales	0	0	-47,588	4,669	47,180

Baker, Martin R. Corporate VP & General Counsel	0	0	0	0	0

We maintain an Executive Deferred Compensation Plan in which participation is limited, as provided in applicable tax laws and regulations, to executive officers and a limited number of other members of senior management. Under the provisions of this plan, certain senior executives may annually defer up to 75% of their salary and up to 100% of their incentive compensation. The return on deferred funds is based upon the performance of designated mutual funds or our publicly traded common stock. There is no guaranteed return or matching contribution, and all amounts deferred are considered general unsecured obligations of the Company. On the basis of deferrals by plan participants, we have made corresponding contributions to a trust fund owned by the Company for the benefit of deferred compensation plan participants. The trust fund invests in mutual funds or our publicly traded common stock in the manner directed by participants pursuant to provisions of the plan. Amounts invested in shares of the Company’s common stock may not be subsequently reallocated into any other investment alternative.

Participant contributions to the deferred compensation plan, distributions and investment earnings and losses are accumulated in individual deferral investment accounts as established by the plan. The participants have the authority to invest the assets under the deferred compensation plan in investments selected by the plan’s administrators. The investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. The table below shows the current investment options that may be selected by participants in the deferred compensation plan and the total return for each investment option for the fiscal year ended December 29, 2007, as reported by the administrator of the deferred compensation plan.

Fund Name	Total Return for the Fiscal Year Ended 12/29/2007
Evergreen Institutional Money Market	5.3%
Vanguard Bond Index Total Bond Market	6.9%
Loomis Sayles Bond Fund	8.5%
Vanguard S&P 500 Fund	5.4%
AIM Charter A Fund	8.4%
RS Value & Growth Fund	13.1%
Janus Worldwide Fund	9.20%
Fidelity Select Electronics Fund	4.7%
Lattice Semiconductor Common Stock	-51.5%

Participants may elect to receive payment of the deferral account in a single lump sum payment or in 20, 40 or 60 quarterly installments following the end of the calendar year in which the distribution election event occurs. The distribution election event is initially specified by each plan participant in the annual deferred compensation agreement executed by each such participant and the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following paragraphs summarize each outstanding contract, agreement, plan or arrangement that provides for payment of benefits to one of our named executive officers at, following, or in connection with, any termination of such named executive officer’s employment with the Company.

Stephen A. Skaggs

On August 9, 2005, the Company and Mr. Skaggs entered into an employment agreement. The employment agreement is “at-will”, and the Company may terminate Mr. Skaggs’ employment with or without Cause (as defined in the employment agreement) by giving Mr. Skaggs 30 days advance written notice. Mr. Skaggs may also terminate his employment by giving the Company 30 days advance written notice.

Upon termination of Mr. Skaggs’ employment for any reason, he is entitled to receive the following payments on the effective date of his termination: (i) all unpaid salary and unpaid vacation accrued through the date of termination, (ii) any unpaid, but earned and accrued non-equity incentive payment for any completed applicable determination period under the then-applicable executive non-equity incentive plan, and (iii) any unreimbursed business expenses. If the Company terminates Mr. Skaggs’ employment without Cause (as defined in the employment agreement) or if Mr. Skaggs terminates his employment with Good Reason (as defined in the employment agreement), then he will be entitled to receive (i) a severance payment equal to 1.5 times his then annual base salary plus 1.0 times his then target non-equity incentive payment pursuant to the then-applicable non-equity incentive plan, (ii) reimbursement of health insurance premiums for a period of 18 months following his termination date (or such earlier date upon which he receives comparable medical coverage), and (iii) immediate vesting under all of his then outstanding equity awards as if he had continued employment for an additional 12 months following his termination date.

In addition to the foregoing, if, within 24 months of a Change in Control (as defined in the employment agreement), Mr. Skaggs is terminated without Cause or terminates his employment with Good Reason, then (x) he will receive a severance payment equal to 2.0 times his then current base salary plus 2.0 times his target non-equity incentive payment pursuant to the then-applicable non-equity incentive plan, (y) he will receive reimbursement of health insurance premiums for 24 months, and (z) all of his outstanding equity awards will become fully vested and exercisable on the termination date. All severance payments are conditioned upon the execution by Mr. Skaggs of a release of claims against the Company. In addition, under the terms of his employment agreement, the receipt of severance payments is contingent on Mr. Skaggs for a period of one year (i) not soliciting employees of the Company, (ii) not directly or indirectly engaging in, having an ownership interest in, or participating in any entity that directly competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company, and (iii) not knowingly publicly disparaging, criticizing, or otherwise making any derogatory statements regarding the Company, its directors, or its officers.

If any of the benefits and payments provided under the employment agreement are considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and are thus subject to the excise tax imposed by Section 4999 of the Code, the Company will provide Mr. Skaggs with a payment sufficient to cover such excise tax and an additional payment to cover the federal and state and employment taxes that will arise from this payment from the Company, not to exceed $1,000,000.

The following table provides information regarding the amounts that would have been owed to Mr. Skaggs under the terms of his employment agreement if Mr. Skaggs’ employment with the Company had been terminated as of December 29, 2007.

Name	Basis of Termination	Accrued Unpaid Salary ($)	Accrued Unpaid Vacation ($)	Unpaid Non-Equity Incentive Plan Compensation ($)	Unreimbursed Business Expenses ($)	Severance Payment ($)		Continuation of Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Units ($)		Tax Gross-Up ($)
Skaggs, Stephen A. President & CEO	Voluntary Termination	15,385	28,115	0	0	0		0	0		0
	Terminated without Cause or Termination by Employee with Good Reason	15,385	28,115	0	0	960,000	(1)	22,708	0	(3)	0

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	15,385	28,115	0	0	1,520,000	(2)	30,277	0	(4)	416,435	(5)

(1)	This amount is equal to 1.5 times Mr. Skaggs’ base salary plus 1.0 times his target cash award under the 2007 Executive Variable Compensation Plan.
(2)	This amount is equal to 2.0 times Mr. Skaggs’ base salary plus 2.0 times his target cash award under the 2007 Executive Variable Compensation Plan.
(3)	This amount represents the aggregate value of the in-the-money stock options that would have become exercisable as a result of acceleration of vesting provided for in Mr. Skaggs’ employment agreement if the Company had terminated him without Cause or if Mr. Skaggs had terminated his employment with Good Reason on December 29, 2007. The closing price of our common stock on December 28, 2007 (the last day in fiscal 2007 that financial markets were open), was $3.17, and thus none of the stock options held by Mr. Skaggs were in-the-money. In addition, the market price increase requirement for vesting of restricted stock units held by Mr. Skaggs was not met, and thus no such restricted stock units would be released.
(4)	This amount represents the aggregate value of the in-the-money stock options that would have become exercisable as a result of acceleration of vesting provided for in Mr. Skaggs’ employment agreement if, within 24 months following a Change in Control, the Company had terminated Mr. Skaggs without Cause or if Mr. Skaggs had terminated his employment with Good Reason on December 29, 2007. The closing price of our common stock on December 28, 2007 (the last day in fiscal 2007 that financial markets were open), was $3.17, and thus none of the stock options held by Mr. Skaggs were in-the-money. In addition, the market price increase requirement for vesting of restricted stock units held by Mr. Skaggs was not met, and thus no such restricted stock units would be released.
(5)	The benefits and payments described above that would be provided to Mr. Skaggs if his employment was terminated without Cause or if Mr. Skaggs terminated his employment with Good Reason within 24 months following a Change in Control would be “parachute payments” within the meaning of Section 280G of the Code, and, thus, would be subject to the excise tax imposed by Section 4999 of the Code. In such circumstances, under the terms of his employment agreement, the Company has agreed to provide Mr. Skaggs with a payment sufficient to cover such excise tax and an additional payment to cover the federal and state and employment taxes that would arise from the Company’s payment of an amount to Mr. Skaggs for the excise tax. Under the terms of Mr. Skaggs’ employment agreement, the amount of such payment is capped at $1,000,000. The Company presently estimates that the payment owed to Mr. Skaggs for payment of excise tax and such other taxes would not exceed $1,000,000, and, thus, would not be capped at $1,000,000.

As discussed above, in January 2008, Mr. Skaggs and the Company agreed that Mr. Skaggs would resign as an officer, director, and employee of the Company not later than May 31, 2008, and that such resignation would be considered as termination without cause, and an Involuntary Termination for the purposes of his employment agreement. Accordingly, assuming Mr. Skaggs’ resignation takes place as agreed, Mr. Skaggs will receive any accrued and unpaid salary as of May 31, 2008, a continuation of insurance benefits for up to 18 months, and a cash severance payment of $960,000. In addition, he would immediately vest on May 31, 2008 under all then-outstanding equity awards as if he had continued employment through May 31, 2009.

Jan Johannessen, Stephen M. Donovan and Martin R. Baker

On November 3, 2005, the Company entered into an employment agreement with each of Jan Johannessen, its Senior Vice President and Chief Financial Officer, Stephen M. Donovan, its Corporate Vice President, Sales, and Martin R. Baker,

its Corporate Vice President, General Counsel, and Secretary. Each of the employment agreements with Mr. Johannessen, Mr. Donovan, and Mr. Baker is “at-will”, and the Company may terminate the employment of any of them with or without Cause (as defined in the employment agreements) by giving the executive officer 30 days advance written notice. Each of Mr. Johannessen, Mr. Donovan, and Mr. Baker may also terminate his employment by giving the Company 30 days advance written notice.

Upon termination of the employment of any of Mr. Johannessen, Mr. Donovan, or Mr. Baker for any reason, the executive officer is entitled to receive the following payments on the effective date of his termination: (i) all unpaid salary and unpaid vacation accrued through the date of termination, (ii) any unpaid, but earned and accrued incentive non-equity incentive payment for any completed applicable determination period under the then-applicable executive non-equity incentive plan, and (iii) any unreimbursed business expenses. If the Company terminates the employment of any of Mr. Johannessen, Mr. Donovan, or Mr. Baker without Cause or if any of these executive officers terminates his employment with Good Reason (as defined in the employment agreement), then the executive officer will be entitled to receive (i) a severance payment equal to 1.0 times his then annual base salary plus 1.0 times his then target non-equity incentive payment pursuant to the then-applicable non-equity incentive plan (adjusted pro rata on a monthly basis depending on the month the termination occurs) and (ii) reimbursement of health insurance premiums for a period of 12 months following his termination date (or such earlier date upon which he receives comparable medical coverage).

In addition to the foregoing, if, within 24 months of a Change in Control (as defined in the employment agreements), any of Mr. Johannessen, Mr. Donovan, or Mr. Baker is terminated without Cause or terminates his employment with Good Reason, then (x) the executive officer will receive a severance payment equal to 1.0 times his then current base salary plus 1.0 times his target non-equity incentive payment pursuant to the then-applicable non-equity incentive plan (without any pro rata adjustment), (y) the executive officer will receive reimbursement of health insurance premiums for 12 months, and (z) all of the executive officer’s outstanding equity awards will become fully vested and exercisable on the termination date. All severance payments are conditioned upon the execution by the executive officer of a release of claims against the Company. In addition, under the terms of each executive officer’s employment agreement, the receipt of severance payments is contingent on the executive officer for a period of one year (i) not soliciting employees of the Company, (ii) not directly or indirectly engaging in, having an ownership interest in, or participating in any entity that directly competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company, and (iii) not knowingly publicly disparaging, criticizing, or otherwise making any derogatory statements regarding the Company, its directors, or its officers.

If any of the benefits and payments provided under the employment agreement are considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and are thus subject to the excise tax imposed by Section 4999 of the Code, then the executive officer’s benefits under the employment shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the executive officer of the greatest amount of after-tax benefits under the employment agreement.

The following table provides information regarding the amounts that would have been owed to each of Mr. Johannessen, Mr. Donovan, and Mr. Baker under the terms of each of their employment agreements if their employment with the Company had been terminated as of December 29, 2007.

Name	Basis of Termination	Accrued Unpaid Salary ($)	Accrued Unpaid Vacation ($)	Unpaid Non-Equity Incentive Compensation ($)	Unreimbursed Business Expenses ($)	Severance Payment ($)		Continuation of Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Units ($)
Johannessen, Jan Senior VP & CFO	Voluntary Termination	10,081	5,406	0	224	0		0	0
	Terminated without Cause or Termination by Employee with Good Reason	10,081	5,406	0	224	366,930	(1)	15,138	0	(3)

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	10,081	5,406	0	224	366,930	(2)	15,138	0	(3)

Donovan, Stephen R. Corporate VP, Sales	Voluntary Termination	8,736	7,619	0	0	0		0	0
	Terminated without Cause or Termination by Employee with Good Reason	8,736	7,619	0	0	295,247	(1)	15,138	0	(3)

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	8,736	7,619	0	0	295,247	(2)	15,138	0	(3)

Baker, Martin R. Corporate VP & General Counsel	Voluntary Termination	8,643	20,618	0	0	0		0	0
	Terminated without Cause or Termination by Employee with Good Reason	8,643	20,618	0	0	292,109	(1)	15,138	0	(3)

	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	8,643	20,618	0	0	292,109	(2)	15,138	0	(3)

(1)	This amount is equal to 1.0 times the executive officer’s base salary plus 1.0 times the executive officer’s target cash award (without any pro rata reduction because the entire plan year had been completed as of December 29, 2007) under the 2007 Executive Variable Compensation Plan.
(2)	This amount is equal to 1.0 times the executive officer’s base salary plus 1.0 times the executive officer’s target cash award (without any pro rata reduction) under the 2007 Executive Variable Compensation Plan.
(3)	These amounts represent the aggregate value of the in-the-money stock options that would have become exercisable as a result of acceleration of vesting provided for in each executive officer’s employment agreement if, within 24 months following a Change in Control, the Company had terminated the executive officer without Cause or if the executive officer had terminated his employment with Good Reason on December 29, 2007. The closing price of our common stock on December 28, 2007 (the last day in fiscal 2007 that financial markets were open), was $3.17, and thus none of the stock options held by such executives were in-the-money. In addition, the market price increase requirement for vesting of restricted stock units held by such executives was not met, and thus no such restricted stock units would be released.

Neither Mr. Baker nor Mr. Donovan will receive any severance payments as a result of their respective voluntary terminations of employment.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation of our directors other than Stephen A. Skaggs for the fiscal year ended December 29, 2007.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jones, Patrick S., Chairman	113,250	(1)	0	42,984	0	0	0	156,234
Coreson, David E.	45,500	(2)	0	42,984	0	0	0	88,484
Hauer, Daniel S.	40,500	(3)	0	64,928	0	0	0	105,428
Krishnamurthy, Balaji	35,500	(4)	0	56,337	0	0	0	91,837
Marz, W. Richard	2,500	(5)	0	31,473	0	0	0	33,973
Merlo, Harry A.	43,250	(6)	0	64,928	0	0	0	108,178
Parker, Gerhard H.	37,250	(7)	0	56,337	0	0	0	93,587

(1)	Includes $60,000 retainer for serving as chairman of the board, $10,000 retainer for serving as chairman of the audit committee, $20,000 retainer as a member of the board of directors, and $23,250 in per meeting fees.
(2)	Includes $5,000 retainer for serving as chairman of the nominating and governance committee, $20,000 retainer as a member of the board of directors, and $20,500 in per meeting fees.
(3)	Includes $5,000 retainer for serving as chairman of the compensation committee, $20,000 retainer for serving as a member of the board of directors, and $15,500 in per meeting fees.
(4)	Includes $20,000 retainer as a member of the board of directors, and $15,500 in per meeting fees.
(5)	Includes $2,500 in per meeting fees.
(6)	Includes $20,000 retainer as a member of the board of directors, and $23,250 in per meeting fees.
(7)	Includes $20,000 retainer as a member of the board of directors, and $17,250 in per meeting fees.
(8)	The amounts provided in this column represent the compensation cost with respect to the fiscal year ended December 29, 2007 as calculated in accordance with FAS 123R with respect to all option awards granted pursuant to our 2001 Outside Directors’ Stock Option Plan in previous fiscal years and in the fiscal year ended December 29, 2007. The full grant date fair value of the awards granted pursuant to our 2001 Outside Directors’ Stock Option Plan to each director and former director in the fiscal year ended December 29, 2007, as calculated in accordance with FAS 123R, is as follows: Mr. Jones $49,948, Mr. Coreson $49,948, Mr. Hauer $49,948, Mr. Krishnamurthy $49,948, Mr. Marz $125,892, Mr. Merlo $49,948, and Mr. Parker $49,948. The aggregate number of option awards outstanding under our 2001 Outside Directors’ Stock Option Plan for each director and former director as of the Company’s fiscal year end, December 29, 2007, is as follows: Mr. Jones 144,000 Mr. Coreson 144,000, Mr. Hauer 207,000, Mr. Krishnamurthy 123,750, Mr. Marz 90,000, Mr. Merlo 207,000, and Mr. Parker 123,750.

Option grants were awarded to our directors pursuant to the terms of the Company’s 2001 Outside Directors’ Stock Option Plan. For more information regarding the specifics of this plan, please see the information provided under the heading “Summary of the 2001 Directors’ Plan” in Proposal Two of the Company’s 2007 proxy statement.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2007 were Mr. Coreson, Mr. Hauer, Mr. Krishnamurthy, and Mr. Marz. None of the members of the committee was or is one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this 2008 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this 2008 proxy statement.

Compensation Committee

Daniel S. Hauer, Chairman

David E. Coreson

Balaji Krishnamurthy

W. Richard Marz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2007, there was not, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Company’s published Standards of Business Conduct provide that as a general rule, employees should avoid conducting Company business or entering into any Company business agreements or arrangements with a relative or significant other, or with a business in which a relative or significant other has an influential role, and any other business agreements or arrangements that would be considered a related party transaction.

If a related party transaction is to be entered into, it must be fully disclosed to the Chief Financial Officer in advance, and if determined to be material by the Chief Financial Officer, the transaction must be reviewed and approved in advance by the audit committee of the board of directors. Any related party transactions involving the Company’s directors or executive officers are, by definition, material, and as such, must be reviewed and approved, in writing and in advance, by the audit committee.

Any approved related party transactions must be structured and conducted in a manner such that no preferential treatment is given to the related party.

In addition, the Company’s published Director Code of Ethics provides that no director may receive any material personal profit or advantage in connection with any transaction involving the Company without disclosure and approval of the chairman of the nominating and governance committee (or other member of the nominating and governance committee, if the director in question is the chairman). Furthermore, no director may have a material personal or family financial interest in any Company supplier, customer, reseller or competitor that might cause divided loyalty, or the appearance of divided loyalty, without advance disclosure and approval by the nominating and governance committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of March 25, 2008, information about (i) persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, (ii) each director and named executive officer and (iii) all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of Shares)(1)		Percent of Class
Artis Capital Management, L.P. One Market Plaza Spear Street Tower, Suite 1700 San Francisco, CA 94105	13,741,721	(2)	11.90%
Dimensional Fund Advisors L.P. 1299 Ocean Avenue Santa Monica CA 90401	9,594,936	(3)	8.3%
Soros Fund Management, LLC 888 Ocean Avenue Santa Monica, CA 90401	6,287,766	(4)	5.5%
Stephen A. Skaggs, President and CEO	1,925,256	(5)	1.7%
Stephen M. Donovan, Corporate Vice President, Sales	650,391	(6)	*
Martin R. Baker, Corporate Vice President & General Counsel	491,550	(7)	*
Jan Johannessen, Senior Vice President and CFO	430,428	(8)	*
Harry A. Merlo, Director	304,485	(9)	*
Daniel S. Hauer, Director	221,235	(10)	*
Gerhard H. Parker, Director	102,875	(11)	*
David E. Coreson, Director	72,975	(12)	*
Patrick S. Jones, Director	72,875	(13)	*
Balaji Krishnamurthy, Director	57,875	(14)	*
W. Richard Marz, Director	38,125	(15)	*
All directors and executive officers as a group (11 persons)	4,368,070	(16)	3.8%

*	Less than one percent.
(1)	Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares, subject to community property laws where applicable.
(2)	Based solely on information contained in a Form 13G/A filed on January 10, 2008, by Artis Capital Management, L.P., which reported shared voting and dispositive power as to 13,741,721shares.
(3)	Based solely on information contained in a Form 13 G/A filed on February 6, 2008, by Dimensional Fund Advisors L.P., which reported sole voting and dispositive power as to 9,594,936 shares.
(4)	Based solely on information contained in a Form 13G/A filed on February 14, 2008, by Soros Fund Management LLC, which reported sole voting and dispositive power as to 6,287,766 shares.
(5)	Includes 1,871,461 shares exercisable under options within 60 days of March 25, 2008.
(6)	Includes 632,631 shares exercisable under options within 60 days of March 25, 2008. Also includes 9,968 shares held for the benefit of Mr. Donovan by our executive deferred compensation plan.
(7)	Includes 482,072 shares exercisable under options within 60 days of March 25, 2008. Also includes 1,610 shares held indirectly by Mr. Baker for which Mr. Baker has dispositive power.
(8)	Includes 430,428 shares exercisable under options within 60 days of March 25, 2008.
(9)	Includes an aggregate of 69,160 shares held by the Harry A. Merlo Charitable Remainder Trusts and the Merlo Educational Trust as to which Mr. Merlo disclaims beneficial ownership; includes 133,875 shares exercisable under options within 60 days of March 25, 2008.
(10)	Includes 133,875 shares exercisable under options within 60 days of March 25, 2008.
(11)	Includes 52,875 shares exercisable under options within 60 days of March 25, 2008.

(12)	Includes 70,875 shares exercisable under options within 60 days of March 25, 2008
(13)	Includes 70,875 shares exercisable under options within 60 days of March 25, 2008.
(14)	Includes 52,875 shares exercisable under options within 60 days of March 25, 2008.
(15)	Includes 28,125 shares exercisable under options within 60 days of March 25, 2008.
(16)	The number of shares beneficially owned by all of our directors and executive officers as a group includes 3,959,967 shares exercisable under options, includes 9,968 shares held for the benefit of executive officers by our executive deferred compensation plan, and also includes 1,610 shares held indirectly by one of our executive officers for which such officer has dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, for 2007, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with.

PROPOSAL 2: CONSIDERATION OF A SHAREHOLDER PROPOSAL CONCERNING DECLASSIFICATION OF THE BOARD OF DIRECTORS

The following proposal was received from certain stockholders of the Company in accordance with requisite procedures for submission of matters to a vote of stockholders.

CLASSIFIED BOARD

SHAREHOLDER PROPOSAL

REPEAL CLASSIFIED BOARD

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

BE IT RESOLVED, that the stockholders of Lattice Semiconductor Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

The board of directors has not taken a position either in favor of or opposed to the foregoing proposal.

Required Vote

The proposal to request that the board of directors take the necessary steps to declassify the board of directors and establish annual elections of directors requires the affirmative vote of a majority of the votes cast at the annual meeting.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has approved the appointment of KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the year ending January 3, 2009, subject to ratification of the appointment by the stockholders. We are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for our current fiscal year.

On March 13, 2007, the audit committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm, and engaged KPMG as our new independent registered public accounting firm for the fiscal year ended December 29, 2007. The change in the Company’s independent registered public accounting firm from PwC to KPMG was reported in a Current Report on Form 8-K filed with the SEC on March 19, 2007.

The reports of PwC on the consolidated financial statements of the Company as of and for the fiscal years ended December 30, 2006 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 30, 2006 and December 31, 2005 and through March 13, 2007 (the “Relevant Period”), there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the financial statements for such years. Also, during the Relevant Period, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K (“Reportable Events”).

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for the fiscal year ended December 29, 2007 and again for the fiscal year ending January 3, 2009, the Audit Committee carefully considered that firm’s qualifications.

During the Relevant Period, neither the Company nor (to the Company’s knowledge) anyone acting on behalf of the Company consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction (either completed or proposed), (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or (iv) any Reportable Event.

Representatives of KPMG have been invited and are expected to attend the annual meeting, will be given the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The proposal to ratify the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the annual meeting. If the appointment of KPMG is not ratified, the audit committee will take the vote under advisement in evaluating whether to retain KPMG.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 3, 2009.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 29, 2007 was sent to our stockholders together with this proxy statement. We will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of our common stock at the close of business on March 25, 2008, an additional copy of our Annual Report on Form 10-K for our most recent fiscal year filed with the SEC on March 13, 2008, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

INCORPORATION BY REFERENCE

Certain information required in this proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 is incorporated by reference from our Annual Report on Form 10-K filed with the SEC on March 13, 2008. Information regarding our executive officers that is required by Item 7(b) of Schedule 14A is incorporated by reference from the information contained under the caption “Executive Officers of the Registrant” that is set forth in Item 1 of Part I of our Annual Report on Form 10-K. Information regarding the assumptions used for purposes of calculation of stock-based compensation expense that is required by Item 8 of Schedule 14A is incorporated by reference from Note 12 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K.

OTHER BUSINESS

The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the Board of Directors may recommend or if no such recommendation is given, in the discretion of such persons.

METHOD AND COST OF SOLICITATION

The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, certain of our employees, for no additional compensation, may request the return of proxies personally or by telephone, fax, or e-mail. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in the proxy statement relating to next year’s annual meeting, a stockholder proposal must be received at our principal executive offices no later than December 12, 2008. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

Other Stockholder Proposals and Director Nominations

If a stockholder wishes to present a stockholder proposal at our next annual meeting that is not intended to be included in the proxy statement or to nominate a person for election to our board of directors at the annual meeting, the stockholder must provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

(1)	not earlier than the close of business on December 12, 2008; and

(2)	not later than the close of business on January 11, 2009.

If the date of the next annual meeting is changed by more than 30 days from the anniversary of this year’s annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 or of a nomination for election to our board of directors must be received no later than the close of business on the later of 120 days prior to the meeting and 10 days after public announcement of the meeting date. Notices of intention to present proposals or to nominate persons for election to our board of directors at the next annual meeting should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

Multiple Copies of Proxy Materials

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or annual reports. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card that you receive.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us to request a separate copy of these. Your request should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, or you may contact the Secretary at (503) 268-8000. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped return envelope.

By Order of the Board of Directors

Martin R. Baker Secretary

Hillsboro, Oregon

April 11, 2008

LATTICE SEMICONDUCTOR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS, MAY 6, 2008

The undersigned stockholder of LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 11, 2008, and hereby appoints Patrick S. Jones and Jan Johannessen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lattice Semiconductor Corporation to be held on May 6, 2008 at 1:30 p.m., Pacific Time, at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, OR 97124-6421, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth above.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE: SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IDENTIFIED ABOVE AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY; AND THE PROXYHOLDERS WILL ABSTAIN FROM VOTING ON THE STOCKHOLDER PROPOSAL CONCERNING DECLASSIFICATION OF THE BOARD OF DIRECTORS. IF I ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR

ADJOURNMENTS THEREOF, THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR, IF NO RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

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SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 3. THE BOARD OF DIRECTORS HAS NOT MADE A RECOMMENDATION ON PROPOSAL 2.

1. Election of (01) W. Richard Marz and (02) Patrick S. Jones as the Class I directors:

2. Stockholder proposal concerning declassification of the board of directors: FOR AGAINST ABSTAIN

FOR the nominees listed above as noted below.

WITHHOLD authority to vote for the nominees listed above

3. Proposal to ratify the appointment of KPMG LLP as Lattice’s independent registered public accounting firm for the fiscal year ending January 3, 2009:

FOR AGAINST ABSTAIN

WITHHELD FOR: (To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

In their discretion, the proxy holders are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

DATED: 2008

(Signature)

(Signature)

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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